Exhibit 99.1

Final Transcript

Thomson StreetEventsSM

Conference Call Transcript

LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Event Date/Time: Feb 24, 2011 / 04:00PM  GMT

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Ashley Fillmore
Lexington Realty Trust - IR

Will Eglin
Lexington Realty Trust - CEO

Patrick Carroll
Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS

Sheila McGrath
KBW Investment Bank - Analyst

John Guinee
Stifel Nicolaus - Analyst

Joseph Dazio
JPMorgan - Analyst

Bill Stiefel
William Stiefel Inc. - Analyst

Steve Swett
Morgan Keegan - Analyst

Bob Hotokowski
Beacon Hill Advisors - Analyst

Alan Calderon
Realty Capital Securities - Analyst

PRESENTATION

Operator

Good morning, and welcome to the Lexington Realty Trust fourth quarter 2010 earnings conference call. At this time, all participants have been placed in a listen-only mode, and the floor will be opened for your questions following the presentation. Today's conference is being recorded. It is now my pleasure to turn the floor over to your host, Ashley Fillmore. Ms. Fillmore, please go ahead.

Ashley Fillmore - Lexington Realty Trust - IR

Hello, and welcome to the Lexington Realty Trust fourth quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measures, in accordance with Reg G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally, we are hosting a live webcast of today's call, which you can access from the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and, from time to time, in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer, Patrick Carroll, Chief Financial Officer, and other members of management.

Will Eglin - Lexington Realty Trust - CEO

Thanks, Ashley, and welcome, everyone. Thank you for joining the call today. I'd like to begin by discussing our operating results. Lexington generated very strong results in its real estate portfolio for the fourth quarter of 2010. We continue to execute well in all aspects of our business, including leasing, capital recycling, and balance sheet management, while further building our investment pipeline.

For the quarter, our reported funds from operations were $0.24 per share, a modest $0.01 decline compared to the fourth quarter a year earlier. During 2010, we reduced our debt by $300.3 million, after reducing debt by $305.6 million in 2009, and we are pleased to have accomplished such a significant deleveraging while minimizing the dilutive impact to our funds from operations per share.

The key element to achieving these results was the continuation of the strategy of selling assets and recycling capital that we put in place in the fourth quarter of 2008. Since then, we have sold $476 million of properties while raising $184 million of new equity, and in the fourth quarter, we continued to monetize assets and execute on our capital recycling initiative.

Our total disposition activity for the fourth quarter was approximately $9.1 million, at a weighted average cap rate of negative 4.3%, which brought our volume for the year to $158.1 million at a weighted average cap rate of 4.2%.

While our fourth quarter 2010 disposition volume was relatively modest, so far in the first quarter of 2011, we have sold five properties for $78.4 million at a cap rate of 5.9%. These sales, one multi-tenant office facility, two empty industrial buildings, and two retail properties, are consistent with our strategy of continuing to monetize assets in 2011 by selling non-core properties, particularly our multi-tenant properties, in order to create additional liquidity and focus our portfolio and acquisition strategy on our core, single-tenant office and industrial properties.

Our disposition objectives for 2011 will be to sell at least $200 million of property, of which $78.4 million has been completed, as I mentioned, with sales mainly focused on our multi-tenant properties, and we are forecasting that these sales will be completed at an average cap rate of between 7% or 7.5%, however, no assurances can be given that we will be completely successful in our efforts.

In addition, as we mentioned on the last call, we believe we will be able to create liquidity in our net lease strategic assets fund joint venture by beginning to sell property and perhaps monetizing our entire investment, which is carried on our balance sheet for just $65 million.

In the event of a complete liquidation, we would expect to receive proceeds of approximately $180 million, which could be used to retire non-recourse mortgage debt in 2012, when we have $191 million maturing. However, these expectations are dependent on many factors that are beyond our control.

On the finance and capital markets front, during the fourth quarter, we retired $149.4 million of consolidated debt, utilizing disposition proceeds in cash, some of which were proceeds from our December equity offering of $11.5 million shares. These activities allowed us to begin 2011 with our credit line fully available and just $12.9 million of maturities this year.

Overall, our financial flexibility has increased substantially. In the first quarter of 2011, we refinanced our revolving $220 million credit line to a new, three-year $300 million facility which is undrawn as of today. We received $505 million of bank commitments, we were able to improve the terms under our credit facility, and we added six new banks to our lending syndicate.

Our leasing efforts were quite strong in the quarter, with seven new leases executed for 175,000 square feet. During the quarter, when we had no single-tenant property leases expire that were not renewed, and we extended ten leases for 1.7 million feet for total leasing activity of about 1.9 million square feet.

While some might be discouraged to see that rents and extended leases declined, in some cases substantially, we do believe markets are slowly strengthening. Over the last few months, we have seen prospects that improved, and so far, in the first quarter we have signed 1.1 million square feet of new and renewal leases. Of particular note are the 242,000 square foot 15-year lease with Estee Lauder at our formerly vacant industrial property in Bristol, Pennsylvania, and the 7-year lease extension on our 638,000 square foot office facility in Brea, California, leased to Bank of America. This lease, which represents our largest source of revenue, would have expired in 2012.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

In addition, we expect Transamerica to take an additional floor at Transamerica Tower in Baltimore, and we believe we have good prospects to raise occupancy at this property above 90%. We believe that this leasing activity at Transamerica Tower, if completed, will put this asset on a path to generating annual net operating income of an excess of $7 million a few years out.

Portfolio occupancy at quarter end was above 93%, which continues to be very healthy, and we are pleased to have increased occupancy by signing 175,000 of new leases in the quarter, and first quarter 2011 has been better, with 7 new leases signed for 473,000 square feet.

We started this year with approximately 4 million square feet of space available for lease or expected to become available over the balance of the year, and our plan is to continue attacking vacancy through a combination of new leasing and sales, and we are pleased to report that this inventory has already been reduced by 927,000 square feet.

We expect to continue making progress in this area over the balance of the year, and as a result, we currently expect 2011 year-end occupancy to increase above present levels. We have 1.4 million square feet of space scheduled to expire in 2011, and of that, we currently expect to extend leases on approximately 700,000 square feet, so included in our non-renewals are our five major remaining 2011 office expiration. These properties generated $13.3 million of net operating income in 2010, and are projected to generate net operating income of $8.4 million in 2011, a decline of $4.9 million, or about $0.03 per share.

During the fourth quarter, we acquired an interest in one property in a sale lease-back transaction with EMH&T, a regional engineering firm founded in 1926 and located in Ohio. This property is a three-story, 105,000 square foot Class A building on 16 acres in Columbus, Ohio, which was constructed in 2005. Initial cap rate on the 16 year lease was 9.13%, and rents escalate annually by 2% beginning in year three, so the gap cap rate on this investment is 10.4%.

We continue to work on other new investments, and currently, we expect to close on two transactions totaling about $50 million in the second quarter as we have previously disclosed. Further, we have a pipeline of $150 million to $200 million of other transactions that would fund later in the year, and partly through the third quarter of 2012, though the impact of those investments would be modest this year but more significant next year.

We believe these are very attractive opportunities for us since they are generally long-term, 15 to 20-year net leases at an average billing and cap rate of above 9%, and this equates to 10% to 11% on a gap basis. Our expectation is to finance our acquisition pipeline with proceeds from our capital recycling program.

We would expect all of our new acquisitions to be acquired at cap rates that are well in excess of the cap rates which we have been selling our properties for, and furthermore, the addition to our portfolio of long-term leases with escalating rents will strengthen our cash flows.

Now I will turn the call over to Pat, who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter, Lexington had gross revenues of $85.7 million, comprised primarily of lease rent and tenant reimbursement. Under GAAP, we are required to recognize revenue on a straight-line basis over the non-canceled lease term of any period covered by a barter/renewal option. In addition, the amortization of above and below-market leases are included directly in the realm of revenue.

In the quarter, cash rents were in GAAP rents by about $2.5 million, including the effect of above and below-market leases. We have also included on Page 40 of the supplement, our estimates for both cash and GAAP rents for 2011 to 2015. We recorded a $3.5 million non-cash gain related to our lowered equity commitment entered into in 2008. As a result of the change in our share price from September 30th to September 31st, 2010.

We recorded $1.9 million in impairment charges, and gains on sales of properties of $12.1 million during the quarter. On Page 38 of the supplement, we have disclosed selected income statement data for consolidated but non wholly-owned properties in our joint venture investment. Our G&A increased $1.1 million in the fourth quarter of 2010 compared to the fourth quarter of 2009.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

The primary driver for this increase is the acceleration of cost related to common-share option investing. This is required because the options (inaudible) an increase in our share prices.

Interest expense decreased $1.7 million due to the deleveraging of our balance sheet. Now, turning over to our balance sheet, it is strong and we continue to increase our financial flexibility. We had $79.3 million of cash at quarter-end, including cash (inaudible) as restricted. Restricted cash balances related primarily to money held under escrow deposits on mortgages.

At quarter end, we have about $1.8 billion of debt outstanding, which has a weighted average interest rate of 5.8%. Included in intangibles is the allocation of the purchase price of properties related to in-place and above-market leases and customer relationships in accordance with GAAP. Also, we have approximately $95 million in below-market lease liabilities.

The significant components of other assets and liabilities are included on page 39 of the supplement, and during the quarter ended December 31st, 2010, the Company capitalized approximately $1.9 million in lease costs, $2 million in TI costs and $4.5 million to capital improvements, including the approximately $5 million spent on the Transamerica Tower.

On pages 28 through 32 of the supplement, we disclose the details of all consolidated mortgages maturing through 2015. Now, I would like to turn the call back over to Will.

Will Eglin - Lexington Realty Trust - CEO

Thanks, Pat. Now, in summary, this was a great quarter for Lexington in a very strong year. We are pleased about progress on capital recycling, debt reduction, and the large lease activity that indicates a steadily-improving leasing outlook. We believe we have materially improved our balance sheet by lowering leverage and extending maturities, and we look forward to continuing on that path in the years ahead.

We believe our debt maturity profile has significantly improved with just $12.9 million maturing this year, and we are very pleased to have been able to secure several investment opportunities that we believe are very attractive. We expect to continue to focus our efforts on selling properties and unlocking value that may not be reflected in our valuation, and we believe that any capital that comes out of our net lease strategic asset fund joint venture will further strengthen our liquidity, perhaps materially so, and provide substantial capital to retire additional leverage or to grow.

As a final comment, the one thing I would point out compared to last quarter is that leasing opportunities have gotten better, and we are certainly more confident about managing lease flow over risk compared to last quarter.

On the guidance front, we issued guidance this morning for 2011 of funds from operations per share of $0.90 to $0.93, which reflects comments that we've made on today's call, specifically with respect to 2011 offers expiration and the timing of sales and acquisitions, and a share count of roughly 170 million, which includes 16.2 million shares underlying our 6% convertible guaranteed notes.

Our annualized dividend of $0.46 per share represents a payout ratio of roughly 50% at the midpoint of our guidance, so we believe the Company is well-positioned for future dividend growth.

Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

Thank you very much. (Operator Instructions). We'll hear first from Sheila McGrath with KBW Investment Bank. Please go ahead.

 Sheila McGrath - KBW Investment Bank - Analyst

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Yes, good morning, Will. I was wondering if you could give us some insight into the mark-to-market on the portfolio over the next few years? Is there any big rent rolldown in the near-term that we should be aware of?

Will Eglin - Lexington Realty Trust - CEO

As you can imagine, we've done fairly extensive analysis of our expiring rents relative to market, and over the next two years, there will be headwinds. We believe we have mark-to-market exposure and expiring leases this year and next that probably totals $12 million to $13 million in the aggregate, but our analysis suggests that in 2013 and 2014, expiring rents are roughly in line with market.

So, we do have some headwinds the next couple of years that aren't large in relation to our total enterprise value, and honestly, after the economy that we have lived through the last couple of years, I view that as somewhat of a relief, to be honest. So, I think that we can see with some clarity, coming to the end of this period, that we will have some headwinds to work our way through the next couple of years.

Sheila McGrath - KBW Investment Bank - Analyst

Is that $12 million or $13 million per year, or over the course of --

Will Eglin - Lexington Realty Trust - CEO

No, no, in the aggregate, 2011 and 2012 combined.

Sheila McGrath - KBW Investment Bank - Analyst

Okay, and then I'll see expiring leases over the next year or so. Could you give us some insight on your outlook for renewals? If there is a tenant that you know of now that's not going to renew, if you have non-recourse debt on the property, and if you might anticipate giving the property back?

Will Eglin - Lexington Realty Trust - CEO

On the side of big offer expirations that I mentioned this year, where we're going to have move-outs on four of those properties, we do have non-recourse mortgages that total about $56.5 million, which is roughly $119 per foot, so that is -- I view that $119 a foot as well-above what those buildings are worth empty, so it's a little premature to say that we know what the outcome would be, but we would expect lenders will either need to restructure or provide substantial discounts to us.

So, I think the right way of looking at it is that we have certainly limited our potential downside on those investments, but there may be an opportunity for lenders to make concessions to us that would help those investments work out to be advantageous to us.

Sheila McGrath - KBW Investment Bank - Analyst

Okay, last question. You do have a new line-of-credit facility with grid pricing. I was wondering if you could give us a little insight on how far away you are from reducing the cost of the line by achieving those lower leverage levels?

Will Eglin - Lexington Realty Trust - CEO

Sure. The low spread in the grid is 250 over LIBOR, which we would get to if our leverage is less than 50%, as calculated in our covenants package. We are a tiny bit above 50% right now, but we expect, in connection with executing our business plan that to the extent we get to the point of wanting to draw on the line, we'll be below 50% leverage and borrowing at the 250 spread.

So, we very much view the new facility as an (inaudible) 250 facility compared to LIBOR plus 285 on the old facility.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Sheila McGrath - KBW Investment Bank - Analyst

Okay, thank you.

Operator

We'll take our next question with John Guinee with Stifel. Thank you.

John Guinee - Stifel Nicolaus - Analyst

Yes, sort of building on what Sheila was saying, can you give us the details on the renewals for B of A in Brea? It looks like they're paying about $13.70 net today?

Will Eglin - Lexington Realty Trust - CEO

That is the current rent, John. The extension is for 7 years, and the rent at the beginning of the extension is $12 net, and that was an additive lease with no TI and there are annual escalations during that 7-year extension.

John Guinee - Stifel Nicolaus - Analyst

I was looking at that [100 light], and I think you mentioned you were going to get to about $7 million of stabilized MLI?

Will Eglin - Lexington Realty Trust - CEO

Yes, it will take several years, but we think that number is achievable.

John Guinee - Stifel Nicolaus - Analyst

Did that include Miles and Stockbridge, that lease that's out floating around the marketplace?

Will Eglin - Lexington Realty Trust - CEO

It does include leases that we are negotiating and are hopeful that we will sign before too long, and if we are successful in those efforts, essentially, 100 light is fully-occupied. But --

John Guinee - Stifel Nicolaus - Analyst

Would that likely be held until late '11 or '12?

 Will Eglin - Lexington Realty Trust - CEO

 Yes, once -- at that point we would have no further leasing objectives, so it would be a good time to consider monetizing, but we just want to make sure that the value fully reflects the ramp up in cash flow that we see.

So, that investment, I think, is turning out really well for us.

 John Guinee - Stifel Nicolaus - Analyst

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

It looks to me that your gross book value is about $222 million now, which is $470 a foot per the supplemental. Are you going to crack $500 a foot before this great investment works out?

Will Eglin - Lexington Realty Trust - CEO

No, when I characterize it as a great investment, I characterize it relative to the value of the building when (inaudible) moved out, not in relation to its carrying value.

John Guinee - Stifel Nicolaus - Analyst

Got you, okay. In Beaumont, Texas, you bought some land for $500,000. Can you kind of walk through what's going on with that building?

Will Eglin - Lexington Realty Trust - CEO

Well, it's a multi-tenant property, and it was subject to a ground lease, and we had an opportunity to get control of the ground that would allow us to control some nearby parking, as well, so it was a relatively small investment that I think helps us, if you will, position that asset for sale. That's sort of in our disposition budget for next year, not this year, but it is part of our total capital recycling agenda.

John Guinee - Stifel Nicolaus - Analyst

Got you, and I think Sheila asked a very important question. If I'm reading your supplemental right, your office rents now average about $15.88, which I'm assuming is a net number, and the two bigger leases you did in Phoenix and Tempe, Arizona, were at $5.40 and $6.40 net per Page 11 of the supplemental.

What do you think -- at the end of the day, is $15.88 -- is it $5? $6? $12? $14? What's the mark-to-market there? Because what's ending up happening is, these trends are clearly going down. The question is, how far?

Will Eglin - Lexington Realty Trust - CEO

Well, the $15.74 certainly has -- there are some gross lease numbers in there where we charge back expenses, so it's not a completely net number. As I said in my answer to Sheila, over the next two years, I think we have a total of $12 million to $13 million of exposure, expiring rents relative to market. I think the key is, after that our kind of push right now, forecasting beyond that is a little bit difficult.

So, that's our take on -- we're not going asset by asset and indicating where we think we're more starved than other places.

John Guinee - Stifel Nicolaus - Analyst

Okay. Thanks very much.

Will Eglin - Lexington Realty Trust - CEO

Thanks, John.

Operator

(Operator Instructions). We'll hear next from Joseph Dazio with JPMorgan.

Joseph Dazio - JPMorgan - Analyst

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Okay, thanks, good morning, guys. Couple of quick questions. First, Pat, you mentioned the G&A kind of popping in the fourth quarter due to the stock thing. Can you kind of give some details, just what you're assuming in guidance for 2011?

Patrick Carroll - Lexington Realty Trust - CFO

On the G&A front?

Joseph Dazio - JPMorgan - Analyst

Yes.

Patrick Carroll - Lexington Realty Trust - CFO

I think we're looking at a run-rate of about $22 million.

Joseph Dazio - JPMorgan - Analyst

Okay, and then I know the operating expenses, the property operating expenses can bounce around a bit quarter-to-quarter. If I'm looking at it a bit from 3Q to 4Q, I know it kind of popped $1.2 million. Was there something in either of those quarters unusual or is it just kind of tough to peg that quarter-to-quarter?

Patrick Carroll - Lexington Realty Trust - CFO

It's tough on a quarter-to-quarter basis. It comes down to some repairs that were done to facilities and timing.

Joseph Dazio - JPMorgan - Analyst

Okay, then, and last question, on the new leases that you signed both in 4Q and 1Q, how should we think about rent commencement on those? Do they kind of commence immediately in the quarter after signed, or is there some lag associated with them, typically?

Will Eglin - Lexington Realty Trust - CEO

It varies. On renewals, obviously, it's just continuous. Somebody like Estee Lauder (inaudible) it has to get done. You look at the basic property that is subject to a couple of months of down time just to get the facility ready for tenancy, but we're not talking -- you might be talking 3 to 5 months max.

Joseph Dazio - JPMorgan - Analyst

Okay, thank you.

Operator

We'll take our next question from [Bill Stiefel] with William Stiefel Incorporated.

Bill Stiefel - William Stiefel Inc. - Analyst

Gentlemen, thank you. There was some mention about 5 buildings that you might be underwater in that have about $118 a foot in debt on them with non-recourse loans. Has Lexington ever given back a building to a lender, and what would that do -- what does that do to you in the marketplace?

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO

We have given back several buildings in this cycle, and our experience is that non-recourse loans are non-recourse loans, and it's not part of our business plan to -- when we buy a building, we don't plan to give it back, but there are times in every business cycle where it does make sense, and we arguably save probably $50 million of liquidity during this cycle by having those types of loans.

So, we don't think our reputation with the borrower is hurt at all, we never take an adversarial tone with our lenders, and in fact we work very hard to try to see that they get out of it as best as they can, and typically right up until the very last moment where we convey title, we are working to find a tenant or find someone to buy the building for them, so we are essentially working for nothing at that point.

So, I don't think we have harmed our reputation at all with any of our actions.

Bill Stiefel - William Stiefel Inc. - Analyst

Fair enough. You mentioned a venture in Columbus, Ohio, with an engineering firm. 16 acres of ground. Curious if you have much excess ground, how you carry it on your books, and what your strategy is for excess real estate, vacant land?

Will Eglin - Lexington Realty Trust - CEO

Well, we try to buy buildings that have enough adjacent land to allow for facility expansion, so that as our tenants' businesses grow, they don't have a need to move out just because we can't accommodate their needs, but we view carrying that land really as an opportunity to keep our tenants happy for the long term rather than doing it as an opportunity to slice up partials to develop them some other way.

So, we do have some excess land, but we don't have any real plans to carve it off of existing parcels right now.

Bill Stiefel - William Stiefel Inc. - Analyst

Thank you.

Operator

We'll take a follow-up question from Sheila McGrath with KBW Investment Bank.

Sheila McGrath - KBW Investment Bank - Analyst

Yes, I was wondering if you could give us an idea how you sourced that one acquisition in the quarter, and give us some insight how the pipeline of acquisition of build-to-suit activity is looking at this juncture.

Will Eglin - Lexington Realty Trust - CEO

That transaction came to us. The company had hired a financial advisor to find a sale lease-back firm to complete a transaction, and what we liked about it is it's a very, very good, small, private company, and we thought there credit was excellent, but since it's not a rated company, there wasn't as much competition, and that's why we were able to complete that transaction at what we think is a very high and attractive yield.

With respect to the balance of the pipeline, it's mainly in the build-to-suit area. We are seeing the best opportunity in forward-commitment, that's where we're getting long leases and what we think are quite high cap rates compared to a product that's available for current delivery, and the thing is that the impact of that in our numbers is mostly next year since they are forward-commitment.

Sheila McGrath - KBW Investment Bank - Analyst

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Okay, and Pat, real quick, I think you mentioned in the quarter that $2.5 million set cash rents were exceeding GAAP. Was there something in the quarter specifically driving that?

Patrick Carroll - Lexington Realty Trust - CFO

No, it's just the way that the structures are.

Sheila McGrath - KBW Investment Bank - Analyst

Okay, alright, thanks.

Operator

We will take our next question from Steve Swett with Morgan Keegan.

Steve Swett - Morgan Keegan - Analyst

Thanks very much. Let me -- if I can, just follow up on Sheila's last question on the investment pipeline. Are you seeing more acquisitions, but you just like the build-to-suit yields better, and do you think that the change in rates over the last several months brings you more sale leaseback opportunities? Is that something that you're looking for?

Will Eglin - Lexington Realty Trust - CEO

Well, honestly, we haven't seen much -- that much sale leaseback. Almost everything that we're working on is new construction, and it's mainly build-to-suit, Steve, so that's where we see the opportunity for ourselves and our ability to commit forward is different from some other investors, and in addition, we're able to provide a combination of (inaudible) and in some cases, construction financing, which is also a pretty unique and popular product with merchant builders.

So, my expectation is that that's where the opportunity is right this second. Interest rates popped a lot -- at least treasury yields did from their low in October, but I don't think the market was really viewing a 2.5% ten-year treasury is a permanent thing, so I don't think pricing has changed much, even though yield curve has come up quite a bit since then. If the 10-year bond gets to 4.25%, 4.5%, do I think that changes the market dynamic? Probably so.

We'll just have to wait and see and monitor that.

Steve Swett - Morgan Keegan - Analyst

Are you seeing any increased competition for the build-to-suits, or do you still have that space largely to yourself?

Will Eglin - Lexington Realty Trust - CEO

I think we still have that space to our own for now.

 Steve Swett - Morgan Keegan - Analyst

 Okay, and then the couple hundred million dollars of potential sales that you talked about, does that include sales from the venture?

Will Eglin - Lexington Realty Trust - CEO

It does not. That's our own account, and we think that perhaps at least $100 million of that could be done in the first quarter of this year, so we could be done with more than half the program early in the year. Obviously, that puts us in a position of going partly to cash in advance of investment opportunities, and it's part of a -- what I would characterize as a comprehensive capital recycling program. Over this year and next year, what we want to do is sell $325 million to $350 million of property, get the capital out of the net lease strategic asset fund joint venture.

If you compare those total sources, relative to our acquisition pipeline and our debt maturities next year, we're in a position where we can fund a lot of great new business, and also put a material dent in our leverage next year if we desire to.

Steve Swett - Morgan Keegan - Analyst

Okay, and then last question, on the Transamerica, you said they took an extra floor. Is the start date for that the same as the rest of the lease?

Will Eglin - Lexington Realty Trust - CEO

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Well, we think they will. They haven't signed the lease yet for that but it would be consistent with the rest of the lease.

Steve Swett - Morgan Keegan - Analyst

Okay, thanks a lot.

Operator

We'll take our next question from Bob Hotokowski with Beacon Hill Advisors.

Bob Hotokowski - Beacon Hill Advisors - Analyst

Yes, I just had a question in light of your roughly 70% increase of common shares over the last couple of years, whether you have any intention to issue any more common equity in the near future.

Will Eglin - Lexington Realty Trust - CEO

No, we don't. We've gotten the Company in a position where, as I just laid out, our total view with respect to capital recycling and sales over the next few years, we can run the Company and accomplish all of our objectives for a long time without having to issue any common. So, we're happy to have gotten back to this point. We recognize that we did have to issue some common stock to recover from the financial crisis, but as I said in my opening remarks, by far we have focused on asset sales as our primary source of liquidity in the last ten quarters, with $476 million of sales relative to the new equity issuance, and we can run the Company for a couple of years, given our plans to sell real estate, so we're in a position where we can stay away from the equity market for a good long time.

Bob Hotokowski - Beacon Hill Advisors - Analyst

Perfect. Thank you.

Operator

We will hear next from Alan Calderon at Realty Capital Securities.

Alan Calderon - Realty Capital Securities - Analyst

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

Hey, guys. Can you give us a little bit more color on who the buyers are of the properties you're selling? Are they more opportunistic buyers or income buyers?

Will Eglin - Lexington Realty Trust - CEO

I would say that last year, we were selling to value-oriented investors. What's happening now is, we have done so much leasing on what's left of our multi-tenant portfolio, we do have one big empty building still there just outside of Orlando, but we think we actually have good leasing prospects there.

But if you take that out, occupancy in the multi-tenant portfolio, I think, on average, is about 75% right now, and we have some assets that are so highly leased that we can sell those now to income or core-type investors.

So, I think the mix of people that we sell real estate to going forward will be different from what has happened in the last 12 to 18 months.

Alan Calderon - Realty Capital Securities - Analyst

Are you seeing more potential transactional activity with rated companies or non-rated companies?

Will Eglin - Lexington Realty Trust - CEO

For us, the sweet spot seems to be in that credit profile that's just slightly below investment-grade, BB companies. That's where we think we can buy real estate at a better price point, and there is less competition, so that's where we think we can add value.

Alan Calderon - Realty Capital Securities - Analyst

Okay, thank you very much for your time.

Operator

(Operator Instructions). We'll take a follow-up question from John Guinee with Stifel.

John Guinee - Stifel Nicolaus - Analyst

Hey, Pat, just a clarification. When you're lacking at your GAAP SSO and then your Company SSO, you go from 39.2 down to 37.5, but you come up with $0.24 per share. Is there a different share count that you're using on those two numbers?

Patrick Carroll - Lexington Realty Trust - CFO

Yes, I am. If you look at Footnote B on page 44, it shows you how many -- on the denominator, how many shares we are removing. It relates to the forward equity commitment. So, we committed to buy 3.5 million common shares (inaudible), so the difference between what is the denominated, reported Company SSO includes those shares outstanding (inaudible) Lexington really owns.

John Guinee - Stifel Nicolaus - Analyst

Okay, and then you mentioned a 170 million share number for 2011, I think, in your guidance. Can you walk through what that entails?

Patrick Carroll - Lexington Realty Trust - CFO

It's the common shares outstanding as of the balance sheet date --

John Guinee - Stifel Nicolaus - Analyst

Which is how many?

Patrick Carroll - Lexington Realty Trust - CFO

146.6 million. 146.6 million of common shares, 16.2 million of convertible notes, about 5 million of OP units, about 5.1 million of preferred seed.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

John Guinee - Stifel Nicolaus - Analyst

Got you, and then the non-vested in the options, when do those actually kick in?

Patrick Carroll - Lexington Realty Trust - CFO

It depends on-- if you look at what's on Page 9 of the supplement, (inaudible), that (inaudible), I mean, it varies based on the share price of the stock what's in or out of the money, but to be conservative in your modeling, I would continue to have that as the amount that's in the denominator every quarter.

John Guinee - Stifel Nicolaus - Analyst

Thanks a lot.

Operator

Mr. Eglin, there are no further questions in our queue today, so I will turn the conference back over to you for any additional or closing remarks today.

Will Eglin - Lexington Realty Trust - CEO

Well, thank you all again for joining us this morning. We continue to be very excited about our prospects for the balance of this year and beyond, and as always, we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Ashley Fillmore, or you can find additional information on the Company on our website, www.lxp.com. In addition, as always, you may contact me or the other members of our Senior Management Team with any questions. So, thanks again, and have a good day, everyone.

Operator

That does conclude today's conference. Thank you all once again for your participation, and have a wonderful day.

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Final Transcript
Feb 24, 2011 / 04:00PM GMT, LXP - Q4 2010 Lexington Realty Trust Earnings Conference Call

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